UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 8, 2021

TAURIGA SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-53723	30-0791746
(State or other jurisdiction of incorporation)	(Commission File #)	(IRS Employer Identification Number)

4 Nancy Court, Suite 4

Wappingers Falls, NY 12590(Address of principal executive office)

Tel: (917) 796-9926

(Registrant’s telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	TAUG	OTCQB

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 8, 2021, Tauriga Sciences, Inc. (OTCQB stock symbol: TAUG, the “Company”) appointed each of Messrs. James Rosati and Chris Sferruzzo to serve as members of its board of directors (the “Board).

Mr. Rosati is a multi-disciplinary business leader with more than 25 years of Chief Executive experience in the insurance, manufacturing, telecommunications, banking and investment banking industries. Jim’s areas of functional specialty include financial management, strategic planning, corporate governance and personnel development. Dating back to 1972, Jim has served in senior positions in private industry, government appointments and community activities. In 2017, Jim retired as the Chief Executive Officer and President of Beacon Mutual Insurance Company, a prominent Rhode Island based insurance carrier, after having been elevated to chief executive in 2007 to lead their successful turnaround through the implementation of over 100 new policies, and significantly improving both its corporate governance and cultural dynamics. From 2017 to present, Jim has held board memberships and/or advisory roles for a number of for profit and non-profit entities, and has also been an investor in both privately held and publicly traded company, including in the pharmaceuticals and healthcare industries. Jim was also named one of the Top 25 Business Leaders in Rhode Island by the Providence Business News. Mr. Rosati is a veteran of the United States Coast Guard and a graduate of Bryant University where he earned a bachelor’s degree in Economics. Mr. Rosati will serve as an independent board member.

Mr. Sferruzzo currently serves as the Executive Vice President, Finance of Bozzutos Inc., a multi-billion dollar gross revenue distribution and logistics company based in Connecticut which was founded in 1945, with multiple distribution centers that wholesale dry groceries, dairy and delicatessen items, meat, poultry, seafood, produce, and non-food items to retail supermarkets, grocery stores, and independently-owned convenience stores, as well as the recently announced agreement to sell the Company’s Tauri-gum products on its E-Commerce Platform. Prior to joining Bozzuto’s, Mr. Sferruzzo was a senior portfolio manager at Lazard Asset Management where he oversaw a global fixed income and equity derivative portfolio of 3.5 billion in assets comprising of investments from municipalities, family offices and corporate pension funds. Prior to joining Lazard, Mr. Sferruzzo served as Chief Investment Officer at Argent Funds Group, where he oversaw the Global Fixed Income and Equity Portfolio management teams. His team was recognized as Best in Class in 2006 and 2007 by Institutional Investor. Mr. Sferruzzo also served as Managing Director for McMahan Securities where he was responsible for growing Sales & Trading, which attained record performance under his leadership. Throughout his career he has acquired intense experience in P&L Ownership and Management. Mr. Sferruzzo has focused on investing in various companies leveraging his experience in corporate restructurings, Mergers and Acquisitions and managing teams to strengthen innovation, marketing and operational efficiency. Mr. Sferruzzo holds a Masters of Business Administration from the University of Connecticut and a Bachelor’s of Science in Finance from Saint John’s University. Mr. Sferruzzo will serve as a non-independent Board member.

As compensation for Mr. Rosati’s Board services, Mr. Rosati has been granted 1,000,000 restricted shares of the Company’s common stock. Mr. Sferruzzo has been granted 1.5 million restricted shares of the Company’s common stock, in part in recognition of the assistance and support he has provided to the Company since 2019. Each of Mr. Rosati’s and Mr. Sferruzzo’s restricted shares shall be issued simultaneous with the effective date of their appointment, and at the market closing price per share of our common stock on March 5, 2021 (the date immediately preceding the effective date of their Board appointment).

The Company’s Board believes that each of Mr. Rosati’s and Mr. Sferruzzo’s extensive executive level experience, having served on or as an advisor to other company boards, knowledge of operational, organizational and financial matters makes them highly qualified and valuable appointees to our Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2021

TAURIGA SCIENCES, INC.

By:	/s/ Seth M. Shaw
Seth M. Shaw
Chief Executive Officer